Tasker Capital, Corp. Secures Additional Funding For The World's First Clinically Proven Anti-Microbial Breath Drink BreathRephresh(TM)

BOSTON, MA- July, 23 2003 /PRNewswire-FirstCall/ -- Tasker Capital, Corp., (OTC Bulletin Board: TKER) manufacturer and marketers of BreathRephresh(TM), the world's first clinically proven anti-microbial breath drink, announced today an additional investment from a group of private investors. Tasker Capital, Corp. will use the financing for working capital requirements and has now raised more than $1.1 million for BreathRephresh(TM).

"We are delighted to have secured additional investments that will enable the company to deliver integrated national marketing campaigns to support the launch of our key product BreathRephresh," said Arthur P. Bergeron, president of Tasker Capital Corp. "We look forward to working with our strategic investment partners in future business development opportunities."

Under terms of the investment, the additional financing is comprised of a $342,235 equity investment in exchange for 1,368,940 shares of Tasker Capital Corp. common stock. The common stock has not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission, or an applicable exception therefrom.

Associate clinical professors from Tufts University have shown how using BreathRephresh works instantly to control germs and bacteria that cause bad breath, while helping to prevent cavities and reducing plaque. Unlike other consumer antiseptic products that indiscriminately kill all bacteria, BreathRephresh leaves behind the healthy flora essential for immune response and a normal healthy clean mouth. BreathRephresh is unlike any mouthwash or antiseptic because it is the only product designed to be safe enough to swallow and is made without alcohol or harsh chemicals. BreathRephresh provides extra protection beyond mouthwash to effectively eliminate odors caused by both the gastro intestinal and respiratory tracts. BreathRephresh is clinically proven to work more effectively and last longer than any antiseptic or mouthwash available on the market today. BreathRephresh is made of a trade secret formula which includes the following natural ingredients: Shiitake mushroom extract, citrus extracts, vitaminB6, vitamin C, xylitol, copper sulfate, ginger and spearmint.

BreathRephresh can be ordered at: www.breathrephresh.com or by calling
(800) 403-8484

About Tasker Capital, Corp.

Tasker Capital, Corp. is a manufacturer, distributor and marketer of BreathRephresh(TM). Tasker Capital Corp. is continuing its clinical research and development of future breakthrough products including a potential line of breath-freshening products for pets. Tasker Capital Corp., which has its headquarters in Wellesley, Massachusetts, is a publicly traded company formed in 1998 (OTC Bulletin Board: TKER). For more information on Tasker Capital Corp. please contact investor relations: Chris Rosgen, president of Capital Market Relations (949) 481-9739, or send an e-mail to: investorrelations@breathrephresh.com to be added to the news distribution list. Additional information about Tasker Capital Corp. is available at: www.breathrephresh.com

About BreathRephresh(TM)

BreathRephresh, "The World's First Clinically Proven Anti-Microbial Oral Hygiene Breath Drink," is a delightful-tasting beverage to be used as a part of your daily oral hygiene regimen to control the germs and bacteria that cause bad breath. BreathRephresh is effective immediately following the intake of particularly odorous substances, such as, garlicky foods, onions or alcoholic beverages. It also helps prevent cavities and reduce plaque. Clinical studies prove BreathRephresh(TM) stops odors instantly and lasts for hours. For additional information on BreathRephresh(TM) contact: Arthur P. Bergeron, President, BreathRephresh(TM) -- Tasker Capital Corp. (781) 237-3600 or via e-mail: info@breathrephresh.com To purchase BreathRephresh(TM) please visit: www.breathrephresh.com or call (800) 403-8484.

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Cautionary Statement

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Current Report on Form 10-KSB as filed with SEC on April 15, 2003.